Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

JWeichert@Comcast.net

HAWKINS, INC. REPORTS
RESULTS FOR FISCAL 2006

Minneapolis, MN, June 15, 2006 — Hawkins, Inc. (Nasdaq:  HWKN) today announced sales for fiscal 2006 totaled $143.3 million, an increase of 24.3% over fiscal 2005 sales of $115.3 million. Net income for fiscal 2006 was $8.9 million, equal to $0.87 per share, compared with fiscal 2005 net income of $8.1 million and earnings per share of $0.79. Earnings for fiscal 2006 were positively impacted by the previously announced pretax gain of $1.1 million (approximately $0.7 million, or $0.07 per share, after tax) from the settlement of litigation with the former Universal Chemical shareholders.

For the fourth quarter ended April 2, 2006, Hawkins reported sales of $36.5 million, up 21.6% from the $30.0 million for the comparable period a year ago. Net income for the fourth quarter of fiscal 2006 was $1.3 million, equal to earnings per share of $0.13, versus net income of $1.0 million, or earnings per share of $0.10, for the fourth quarter of fiscal 2005.

Chief Executive Officer, John R. Hawkins, commented, “Hawkins’ core businesses are stable and strong, with recurring revenue and a loyal customer base. As a result, our financial performance was solid. Raw material and finished goods costs rose commensurate with rising energy costs. Increased commodity pricing added to sales growth while simultaneously negatively impacting margins. Overall gross margin was 23.2% compared to 25.7% a year ago.”

“We are excited about the prospects for this year as we have identified niches in each of our markets and begun marketing new products and services that address client needs. A number of new product lines are beginning to show promise in the Water Treatment and Industrial Groups’ markets; as a result we have expanded our technical sales staff to capitalize on potential growth,” Hawkins said. “Additionally, investments in infrastructure to support these efforts as well as the Sarbanes Oxley-based reporting requirements continue to be made.”

Hawkins completed the fiscal year ended April 2, 2006 with approximately $26.2 million in cash and marketable securities, and no debt.

Hawkins serves customers primarily on a regional basis. The industries in which the Industrial segment participates is in the fields of energy, electronics, chemical processing, pulp and paper, medical devices, metal finishing, food manufacturing and processing plants. The Water Treatment segment provides water and waste-water treatment equipment and chemicals to improve the quality of life while operating in concert with the environment. The Industrial and Water Treatment segments’ customers receive a great benefit from Hawkins’ chemical distribution, blending, and related expertise. The Pharmaceutical segment specializes in providing pharmaceutical chemicals to pharmacies and small-scale pharmaceutical manufacturers across the nation. The Company’s products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings. Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, the ability of Hawkins to identify and successfully pursue other business opportunities, and the effectiveness of Hawkins’ internal controls. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended April 3, 2005, Forms 10-Q, and other SEC filings.

HAWKINS, INC.
CONDENSED STATEMENTS OF INCOME
(unaudited)

	Quarters Ended		Fiscal Years Ended
	April 2,	April 3,	April 2,	April 3,
	2006	2005	2006	2005

Sales	$36,480,489	$29,989,452	$143,331,250	$115,280,312

Cost of sales	29,161,573	24,225,381	110,112,108	85,674,127

Gross margin	7,318,916	5,764,071	33,219,142	29,606,185

Selling, general and administrative expenses	5,675,501	4,514,009	21,513,444	18,089,829

Litigation settlement			(1,056,520)

Income from operations	1,643,415	1,250,062	12,762,218	11,516,356

Investment income, net	272,923	319,357	892,289	1,120,775

Income before income taxes	1,916,338	1,569,419	13,654,507	12,637,131

Provision for income taxes	607,854	585,922	4,768,354	4,545,122

Net income	$1,308,484	$983,497	$8,886,153	$8,092,009

Weighted average number of shares outstanding - basic	10,171,496	10,216,688	10,199,194	10,216,688

Weighted average number of shares outstanding - diluted	10,171,496	10,233,846	10,211,834	10,222,669

Earnings per share - basic and diluted	$0.13	$0.10	$0.87	$0.79

Cash dividends declared per common share	$0.20	$0.18	$0.40	$0.36

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